Exhibit 4

                               June 19, 1995



     J.E. Robert Companies
     11 Canal Center Plaza, Suite 200
     Alexandria, Virginia  22314
     Attention:  Mr. Murry N. Gunty

            Re:Proposed Acquisition-Related Financing

       Gentlemen:

       Based on our discussions and the information you have provided to us to date, Wells Fargo Bank, N.A. ("WFB") is pleased to commit, on the terms and conditions set forth herein, to make the loan described herein.

       BORROWER: JER Partners L.L.C., a Delaware limited liability company ("Borrower" or "JER LLC") wholly owned by J.E. Robert Companies ("JER") and/or its affiliates and successor by merger to MIP Properties, Inc., a Maryland corporation, which merger shall have been approved by a majority in interest (or a supermajority, if required under applicable law or the charter documents or bylaws of MIP) of the current shareholders of MIP. Upon the consummation of such transactions, Borrower will own the assets described on Exhibit A hereto (the "Assets").

       LENDER:  Wells Fargo Bank, N.A. ("WFB" or "Lender").

       THE LOAN: A senior secured term loan which would be provided by WFB to Borrower, which would be secured by the Assets and other collateral described below.

       LOAN AMOUNT: A loan amount not to exceed 75% of lesser of (A) the sum of (1) JER's purchase price of all of the issued and outstanding stock, of all classes, of MIP, (2) the existing debt on the Assets to be retired on the closing date as previously disclosed to WFB and (3) any financing fees payable hereunder and actual, third party out-of-pocket closing costs (which costs shall not exceed $350,000), and (B) the sum of the appraised values of each of the Assets actually acquired in the transactions (and not transferred to an unaffiliated party) and subject at closing to WFB's security interest. The loan amount is currently estimated to be approximately $24 million.

       LOAN TERM: A loan term of three (3) years from the date of closing.

       COLLATERAL: The loan shall be evidenced by a promissory note of the Borrower (the "Note") and a loan and security agreement between Borrower and WFB (the "Loan Agreement"), together with such other documents as WFB in its sole and absolute discretion deems appropriate, all of which shall be prepared by WFB and be in form and substance satisfactory to WFB in its sole and absolute discretion. The Note and Loan Agreement shall be secured by a perfected first priority lien and encumbrance on the Assets (subject, in the case of Assets that are real property, to permitted exceptions as determined by
       WFB) and proceeds thereof, all cash on hand of Borrower, and other collateral, including without limitation that described below, all of which shall be effected in a manner satisfactory to WFB, which security shall be evidenced by, among other things: a deed of trust, assignment of rents and environmental indemnity agreement for each underlying real estate asset; a pledge agreement with respect to each underlying joint venture or partnership interest; a security agreement together with an allonge and UCC-1 Financing Statement for each promissory note evidencing a loan; a recorded absolute assignment of each deed of trust or mortgage, assignment of leases or other recorded security or loan document securing an underlying loan and any other collateral therefor; a first priority perfected security interest in the Collection Account, and all funds therein and the proceeds thereof; the documents referenced below; and such other personal property, collateral, documents and items relating to the Assets as WFB in its sole and absolute discretion deems appropriate.

                        During the term of the loan:
        (i) In the case of an asset that is a loan, if the Borrower receives any additional collateral or security interests in any property as further security, then Borrower shall simultaneously grant to Lender a valid perfected first priority security interest in such additional collateral and all proceeds thereof, as additional collateral for the loan.
        (ii) In the case of an asset that is a loan, upon any foreclosure of a mortgage, deed of trust or security interest by the Borrower, or upon any acquisition of fee title or other title to any real estate or personal property previously secured by a mortgage or a security interest, the Borrower shall simultaneously grant to WFB a first priority deed of trust, assignment of leases and security agreement with respect to such real estate and/or a valid perfected first priority security interest in such property as additional collateral for the loan.
        (iii) In the case of an asset that is a partnership or joint venture interest the property of which is not already subject to a lien in favor of WFB, in the event that Borrower acquires either any additional interest in such partnership or joint venture or the assets owned by such partnership or joint venture, at Borrower's option, Borrower shall either pay the minimum disposition price applicable to such asset or grant WFB a first priority perfected security interest in the partnership or joint venture interest, or the assets owned by such partnership or joint venture, as the case may be.

        INTEREST RATE: The interest rate, on a per annum basis, shall be LIBOR plus 400 basis points. Borrower has the option to fix the interest rate for periods of 30, 60 or 90 days but in no event beyond the maturity date of the loan. Fixed rate portions shall be in a minimum amount of $2,000,000 or any integral multiple of $1,000,000 in excess of said $2,000,000 minimum. Interest will be payable monthly in arrears, computed on the actual days elapsed in a 360-day year at the rate set forth above, regardless of the availability of cash flow therefor. Payments shall be due on the first day of each calendar month.

        COMMITMENT FEE: 2.00% of the committed amount of the loan, payable at closing.

        AMORTIZATION: The Borrower shall be required to make amortization payments in the aggregate at least equal to twenty-five percent (25%) of the original amount of the loan on or prior to the first anniversary of the closing date and amortization payments in the aggregate at least equal to forty percent (40%) of the original amount of the loan on or prior to the second anniversary of the closing date.

        PREPAYMENT: The loan shall be pre-payable at any time in whole or in part; provided, however, that upon any prepayment of 80% or more of the loan from the proceeds of a refinancing of the loan on or prior to the first anniversary of the closing, Borrower shall pay a fee of two percent (2%) of the
        original amount of WFB's commitment.   The foregoing fees are
        in addition to breakage and other fees and costs which may be incurred in connection with the unwinding of a LIBOR fixture. The loan shall be prepaid in an amount equal to the minimum disposition price for any Asset subject to a prior lien in favor of a party other than a wholly-owned subsidiary of Borrower, or any partnership or joint venture interest owning encumbered assets, upon the foreclosure of such prior lien or encumbered assets (unless Borrower acquires such asset in such foreclosure, in which case WFB shall be granted a first priority perfected lien therein). The loan shall be prepaid in an amount equal to the greater of gross proceeds or the minimum disposition price for any Asset in the event of any capital event (voluntary or involuntary) with respect to such Asset, including without limitation damage or destruction or condemnation.

        CASH DISTRIBUTION: All parties making any payments (including proceeds of any disposition) with respect to the collateral shall be irrevocably instructed to make all such payments to an operating account maintained at WFB (the "Collection Account") that will be pledged to WFB as collateral. At the end of each calendar month, all funds on deposit in the account shall be distributed as set forth herein. The Borrower's access to the Collection Account shall be restricted, as shall be provided in the Loan Agreement. Prior to the occurrence of an Event of Default, all amounts collected from or with respect to collateral will be deposited in the Collection Account and will be applied monthly as follows:

        i)first, to a management fee (the "Management Fee") payable in arrears on the first day of each calendar month in an amount equal to 1/12 of one percent of the gross value of the Assets then encumbered by a lien in favor of WFB securing the loan.

        ii) second, to interest on the loan.

        iii) third, to the reserve account described below to be established as security for the loan, to fund initially and then replenish expenditures made therefrom, including but not limited to payments made for expenses related to taxes, insurance, security, deferred maintenance, litigation expenses and other expenses to enforce remedies, and payments for tenant improvements and leasing costs; provided that the balance of the reserve account need not be funded or replenished to a point where it exceeds the Maximum Property Reserve Amount (as defined below).

        iv) fourth, to fund a tax reserve (which shall remain in the reserve account and pledged to WFB as collateral for the loan) in amounts estimated to be necessary to pay income taxes on the disposition of any portion of the collateral, after taking into account all losses and other deductions from income (including deductions available to Borrower due to consolidation with other entities); such funds in the tax reserve shall be distributed only upon recognition of such taxes and required payment thereof.

        v) fifth, to repayment of principal on the loan. Notwithstanding the foregoing, then for so long as there is no default under any document evidencing or securing the loan, and provided that cash flow priorities (i) through (iv) set forth above, shall have been satisfied for the month at issue, then the Borrower shall be entitled to withdraw from such cash flow an amount equal to that amount necessary to pay a 10% annual return on all out-of-pocket investments in Borrower by of the shareholders of Borrower, but in no event shall any withdrawal of cash flow exceed ten percent (10%) of such cash flow.

        After the occurrence of an event of default, the Loan
        Agreement shall give the Lender the discretion to apply payments generated by the collateral or on deposit in any account as the Lender deems fit.

        RESERVE ACCOUNT: A reserve account shall be established and maintained at WFB, in which WFB shall be granted a first priority perfected security interest. The reserve account shall be funded from cash flow, and shall, when fully funded, hold amounts as follows:

        Property Reserve Expenses: in an amount to be mutually agreed upon by Borrower and WFB prior to closing; and Tenant Improvement and Leasing Expenses: in an amount to be mutually agreed upon by Borrower and WFB prior to closing. Working Capital Expenses: in an amount to be mutually agreed upon by Borrower and WFB prior to closing that will be used to fund insurance expenses, reporting, filings, new acquisition expenses, refinancing expenses and other entity level expenses.

        The total of the three foregoing amounts shall be referred to herein as the "Maximum Property Reserve Amount" and shall not in any case be less than $500,000. Amounts in the reserve account allocated to property reserves shall only be used for purposes of paying taxes, insurance, security, deferred maintenance, litigation expenses and other expenses incurred in connection with the collateral. Amounts in the reserve account allocated to tenant improvements and leasing expenses shall only be used for tenant improvement and leasing expenses. Amount in the reserve account allocated to working capital expenses shall be only be released upon WFB's consent.

        MINIMUM DISPOSITION PRICES: In the event that Borrower wishes to dispose of an asset, Borrower may do so, without WFB's prior consent and prior to an event of default, only if the gross disposition proceeds (net only of certain out of pocket expenses approved by WFB) exceeds 120% of the allocated principal amount of the loan allocated by Lender to such asset.

        MANAGER: Borrower shall engage a servicer/manager acceptable to WFB (a servicer/manager affiliated with JER shall be acceptable) for the Assets pursuant to a servicing and management agreement satisfactory to WFB, which agreement shall be assigned to WFB as collateral for the loan.

        POSSESSION OF DOCUMENTS: All documents evidencing, securing or relating to collateral in which a security interest may be perfected by possession shall be in the possession of WFB during the term of the loan, and the Loan Agreement shall contain limited conditions under which Borrower may obtain the temporary release of such documents, on an asset by asset basis, if they are needed to enforce Borrower's rights thereunder.

        REPORTING: i) Borrower will provide annual audited statements and an updated business plan. In addition, it will provide monthly and quarterly cash flow reports and asset status summary reports on a to be agreed upon basis.
        ii) Borrower will notify WFB immediately after learning of any event reasonably expected by Borrower to result in a change in the status or value of any asset.
        iii) Borrower will provide such other reports as WFB may reasonably require.

        EVENTS OF DEFAULT: The Loan Agreement shall contain those events of default which WFB in its sole and absolute discretion deems appropriate in a transaction of this nature, including, without limitation, failure to make payments when due, regardless of the availability of cash flow therefor; breach of representations and warranties or covenants in the Loan Agreement; bankruptcy/insolvency, judgments and attachments.

        COVENANTS: The Loan Agreement shall contain those covenants which WFB in its sole and absolute discretion deems appropriate in a transaction of this nature, including, without limitation:

        prohibitions against:
        i) Borrower engaging in a business other than the ownership and administration of the collateral and any property hereafter acquired with WFB's consent upon terms and conditions approved by WFB;
        ii) any change in control pursuant to which JER and its affiliates, and the persons and entities controlling JER on the date hereof, no longer directly or indirectly control the Borrower;
        iii) Material change in ownership of Borrower;
        iv) The transfer of the collateral or any interest therein to an affiliate of Borrower, or Borrower otherwise engaging in a transaction with an affiliate without WFB's prior written consent;
        v) Modification of or waiver of rights under collateral that is a loan or a partnership or joint venture interest, without WFB's prior written consent, which shall not be unreasonably withheld;
        vi) The imposition of any liens on any real estate or other asset owned by a partnership or joint venture in which Borrower is a partner;
        vii) The incurrence of any indebtedness, or issuance of any securities, by Borrower or any partnership or joint venture in which Borrower is a partner;
        viii) The engagement in any prohibited transaction for a real estate investment trust, as defined in the Internal Revenue Code, unless WFB is reasonably satisfied that Borrower is otherwise a pass-through entity for federal and state income tax purposes;
        ix) The failure of Borrower to continue to qualify as a real estate investment trust under the Internal Revenue Code or other pass-through entity for federal and state income tax purposes; in the event that Borrower is reorganized as a limited liability company, WFB shall not unreasonably withhold its consent as long as WFB is reasonably satisfied that Borrower is otherwise a pass-through entity for federal and state income tax purposes; and

        such affirmative covenants as WFB deems appropriate including, without limitation:

        (i) Customary covenants regarding maintenance of collateral, damage and destruction, and condemnation;
        (ii) Requirement that WFB's first priority perfected lien status in and to the collateral be maintained at all times, and that WFB be given a first priority perfected lien in all proceeds thereof and new collateral as provided herein and as shall be provided in the Loan Agreement;
        (iii) Requirement that Borrower vigorously enforce its rights against all borrowers, sureties, and other providers of collateral (including partnerships and joint ventures);
        (iv) Requirement that Borrower diligently conduct diligence and vigorously enforce its rights under any agreement pursuant to which JER has acquired control of Borrower;
        (v) a requirement that Borrower submit an updated business plan within 60 days after closing, which business plan shall be approved by WFB as long as it is reasonably consistent with the preliminary business plan previously submitted by the undersigned to WFB; and
        (vi) a requirement that Borrower and J.E. Robert Companies indemnify, defend and hold harmless Lender from and against any and all claims, costs, damages, liabilities and other costs and expenses arising out of or relating to any merger transaction, tender offer or other transaction involving the change of control of Borrower, or arising out of or relating to the transactions contemplated hereby.

        COSTS: Whether or not the loan closes, J.E. Robert Companies will reimburse WFB for all legal fees and expenses, and all other costs (including without limitation out of pocket costs and internally allocated costs), incurred by WFB or its counsel in connection with the loan, including without limitation appraisal, environmental, and inspection costs and expenses. Such reimbursement shall be due at the time of closing or, if the loan does not close, promptly upon J.E. Robert Companies' receipt from WFB of a bill of such costs and expenses. Notwithstanding the foregoing, WFB hereby agrees that in the event that the transactions contemplated hereby do not close (other than due to JER's selection of another source for financing), WFB's then unreimbursed expenses shall not exceed $100,000. It is understood and agreed that WFB shall not commence any appraisals, environmental assessments, or legal diligence or documentation unless and until WFB shall have received a deposit from JER in an amount necessary to cover such costs and expenses. Any such funds advanced by JER shall apply to the $100,000 cap on unreimbursed expenses contemplated by this paragraph.

        ASSIGNMENT: WFB shall have the unfettered right to sell, assign, transfer or otherwise dispose of, participate or syndicate the loan in whole or in part, without the Borrower's consent.

        CLOSING CONDITIONS: The definitive documentation for the loan shall include such conditions to closing as WFB in its sole and absolute discretion deems appropriate, including without limitation:

        (i) Satisfaction of WFB that all issued and outstanding securities issued by Borrower are owned by JER, and that a majority (or a super-majority in the event that applicable law or Borrower's articles or bylaws require super-majority for certain decisions ) of all of the members of the Board of Directors of Borrower have been appointed by JER;
        (ii)Consent by WFB (which consent shall not be unreasonably withheld) as to the identity of all of the persons and entities which are direct or indirect shareholders of Borrower after consummation of the transactions contemplated hereby;
        (iii) Satisfaction of WFB that the making of the loan, and the granting of the liens by Borrower, shall not constitute a fraudulent transfer or conveyance and that upon consummation of the transactions contemplated hereby and upon consummation of the acquisition of control of Borrower as described in subparagraph (i) above, Borrower shall be solvent, and shall have sufficient resources to meet its debts as they become due.
        (iv) Completion of such appraisals, reviews and evaluations as may be required by WFB in order to comply with FIRREA;
        (v) No material adverse change with respect to the Borrower or the collateral from the condition (financial, physical or otherwise) on February 28, 1995;
        (vi) Completion and approval of such environmental reviews and evaluations as may be required by WFB; provided, however, that
        (1) WFB acknowledges the condition of the property commonly known as "Harbor Point" as revealed by certain environmental surveys previously delivered to WFB, and WFB agrees not to object to the environmental condition of Harbor Point as described in such environmental surveys, and (2) JER LLC acknowledges that the definitive loan documentation will contain covenants (A) requiring MIP to isolate the Harbor Point Assets from the other Assets and (B) to remediate the environmental contamination of Harbor Point if required to do so by order of any governmental authority or court or if required to do so in response to any lawsuit or claim;
        (vii) Issuance of legal, solvency and fairness opinions satisfactory to WFB;
        (viii) Issuance of title insurance satisfactory to WFB and receipt of tenant or borrower estoppels satisfactory to WFB;
        (ix) Determination by WFB of assignability of all collateral (with adequate protections for a lienholder in the case of partnership or joint venture interests);
        (x) Borrower's execution and delivery of the loan documents prepared by WFB or its counsel, and the creation and perfection of liens on each of the Assets;
        (xi) (A)There shall be no amendment to, modification of, termination of, or breach or waiver of conditions under, that certain Agreement and Plan of Merger Agreement dated May 21, 1995 by and among JER LLC, MIP and MIP Acquisition Corporation.
        (B)MIP shall have prepared and filed, on or before June 15, 1995, with the Securities and Exchange Commission, proxy materials relating to the proposed merger of MIP with and into a subsidiary of JER;
        (C)MIP shall have received clearance from the SEC with respect to such proxy materials on or prior to July 25, 1995;
        (D)On or prior to September 15, 1995, MIP shall have held a meeting of its shareholders and received approval from the holders of shares in an amount not less than the number required to approve a short-form merger under all applicable law, and Borrower, JER and MIP shall have received all approvals and/or clearances as may be required or reasonably desirable under the Hart-Scott-Rodino Antitrust Improvements Act;
        (E)On or prior to November 30, 1995, MIP shall have merged with and into a subsidiary of JER;
        (xii)The transactions contemplated by the commitment letter of even date herewith by WFB to Shorebreeze Associates shall have closed; provided, however, that this condition need not be satisfied if the real property owned by Shorebreeze Associates is sold to an unaffiliated third party concurrently with the closing at a price providing net proceeds (without regard to any commission or fee payable to JER LLC or its affiliates) payable to MIP or JER LLC pursuant to their respective (and their affiliates') interests in Shorebreeze Associates equal to an amount not less than the minimum release price required hereby with respect to such interest in Shorebreeze Associates, and such net proceeds are applied in the manner set forth in the paragraph herein captioned "Prepayment";
        (xiii)WFB shall have received evidence reasonably satisfactory to it that JER LLC has invested cash equity (exclusive of any cash raised by sales of Assets or of assets owned by any partnership with respect to which a partnership interest is an Asset) in the transactions contemplated hereby of not less than 33 1/3% of the loan amount; and
        (xiv)  The closing shall have occurred by November 30, 1995.

        GOVERNING LAW: If issued and executed, the commitment and loan documents shall be governed by the laws of the State of California applicable to contracts to be wholly performed in that State.

        COMMITMENT FEE: In consideration for the commitment expressed herein, J.E. Robert Companies hereby agrees to pay to WFB a commitment fee on the following terms:
        (i) in the event that the merger between MIP and JER or any of its affiliates occurs at any time on or prior to November 30, 1997, and the financing described herein is not consummated other than due to a default of WFB, J.E. Robert Companies shall pay to WFB a fee of $250,000, plus all costs and expenses incurred by WFB in connection herewith. Such fee and expense reimbursement shall be payable on demand, and if not paid within five (5) days after J.E Robert Companies' receipt of written demand therefor, shall bear interest at WFB's prime rate as in effect, from time to time, plus five percent (5%) per annum; and
        (ii) in the event that the merger between MIP and JER and any of its affiliates is not consummated, J.E Robert Companies shall pay to WFB an amount equal to all of then unreimbursed WFB's costs and expenses incurred in connection herewith (subject to the provisions of the paragraph captioned "Costs" above), and if not so paid, such sum shall bear interest at WFB's prime rate as in effect, from time to time, plus five percent (5%) per annum. WFB acknowledges receipt of $60,000 as of June 1, 1995 in reimbursement of certain costs incurred by WFB as of June 1, 1995.
        Nothing in this section shall limit J.E. Robert Companies's obligation to reimburse WFB for its costs and expenses, as set forth elsewhere herein, subject to any applicable cap on reimbursable costs and expenses set forth herein. The agreements contained in this section shall survive the termination of this commitment without limitation.
        The foregoing is a summary of the terms and conditions for the loan commitment contemplated hereby. Formal loan documentation, to be prepared by WFB's counsel on WFB's customary forms, will incorporate the foregoing terms and conditions, and will contain such other terms, conditions, covenants, representations, warranties and agreements as WFB customarily requires in similar transactions.
        This commitment shall be effective only if executed by an authorized officer of J.E. Robert Companies and JER and returned to WFB not later than 5:00 p.m. Los Angeles time on Monday, June 19, 1995. By executing this letter in the space provided below, J.E. Robert Companies (i) shall agree to cause the Borrower described herein to borrow loan described herein, and (ii) shall be personally responsible for all costs and expenses reimbursable to WFB hereunder and shall agree to pay such costs and expenses immediately on demand.
        Without limitation of any other provision herein, WFB's obligations under this Commitment Letter shall terminate upon
        (i) the execution and delivery of any amendment to the merger agreement between MIP and JER which is inconsistent with the terms of this letter; or (ii) any termination, expiration or default under the merger agreement between MIP and JER. Notwithstanding such termination as to WFB, J.E. Robert Companies', JER's and Borrower's obligations to WFB hereunder shall survive such termination without limitation.

                                 Sincerely,

                                 /s/ Nicholas V. Colonna
                                 Nicholas V. Colonna



                          AGREED TO AND ACCEPTED:
                           J.E. Robert Companies
                        By:  /s/ Jonathan S. Kern
                        Its:________________________
                            JER Partners, L.L.C.
                        By:  /s/ Jonathan S. Kern
                        Its:________________________


                                   Assets

                               A.Real Estate

        1.Long Beach Building, Long Beach, California.  125,000 sq.
                               ft. of office.

       2.Northbay Industrial Park, Petaluma, California.  120,500 sq.
                             ft. of industrial.

       3.Northbay Industrial Park, Petaluma, California.  11.20 Acres
                                  of land.

        4.San Dimas Corporate Center, San Dimas, California.  75,000
                           sq. ft. of industrial.

        5.Sunwest Retail Plaza, San Bernardino, California.  21,3000
                             sq. ft. of retail.

                    B.Joint Ventures and Other Interests

         1.Harbor Point, Los Angeles.  150,000 sq. ft. of retail.
                Partnership interest and lender's interest.

        2.Shorebreese (Phases I and II), Redwood City, California.
       218,600 sq. ft. of office.  Partnership interest and lender's interest.